CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 20 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder California Tax Free Trust, comprised of Scudder California Tax Free Money Fund and Scudder California Tax Free Fund, of our report dated May 7, 1999 on the financial statements and financial highlights appearing in the March 31, 1999 Annual Report to the Shareholders of Scudder California Tax Free Money Fund and Scudder California Tax Free Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the headings "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.






PricewaterhouseCoopers LLP
Boston, Massachusetts
July 26, 1999